[Framatome Letterhead]


                                             Paris, September 2, 1998


Framatome Connectors International
Tour Framatome
1, Place de la Coupole
92084 Paris la Defense

To the attention of Mr Philippe Anglaret

Dear Sirs,

      This letter confirms that Framatome S.A. has committed to contribute FRF three (3.0) billion to Framatome Connectors International (F.C.I) to purchase shares of Berg Electronics Corp.

                                   Yours sincerely,

                                   /s/ Dominique Vignon
                                   --------------------------------
                                   Dominique Vignon
                                   Chairman of the Board & CEO